Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Sysorex, Inc. and Subsidiary on Form S-8 [File No. 333-230904; File No. 333-227639] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 31, 2020, with respect to our audits of the consolidated financial statements of Sysorex, Inc. and Subsidiary as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, which report is included in this Annual Report on Form 10-K of Sysorex, Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

March 31, 2020